CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.14.1

Addendum Agreement

This Addendum is made on 16 November 2004

Between:

1)	Cambridge Display Technology Limited of Building 2020, Cambourne Business Park, Cambridgeshire, CB3 6DW, UK (“CDT”); and

2)	Seiko Epson Corporation of 3-3-5 Owa, Suwa-Shi, Nagona-ken 392-8502, Japan (“SEC”).

WHEREAS

1)	The parties entered into to an LEP display license dated 25th November 1999 (“Display License”);

2)	The parties wish to amend the terms of the Display License to include a grant of a license by CDT to SEC under its Background Technology in connection with [**].

1.	Interpretation

“[**]” means a device in which LEP is used as a [**], incorporating where relevant any semiconducting polymer layers, electrode layers, substrate, supporting or protective layers and the means of [**] where such means are incorporated [**] contained within the overall [**] shall not include (i) components on a substrate [**] or (ii) LEP Display Devices.

[**] shall include, but not be limited to, use in [**] or [**] as a [**], use as a [**] and any device incorporating LEP as an [**]. For clarification, [**] shall include any [**] which are intended to be used in applications to [**] including but not limited to [**] in [**] or [**].

Words used but not defined herein shall have the meaning given to them in the Display License.

2.	Definition of Background Technology

The definition of Background Technology in clause 2 of the Display License shall be amended by the addition of the following at the end of paragraph (d):

“or,

in relation to the grant of the license by CDT to SEC contained in clause 3.1A of this Agreement, means any patents or patent applications owned by CDT in any and all countries of the world, either solely, or jointly with a third party, which relate to [**] including [**].”

3.	References to clause 3.1 and to LEP Display Licenses

3.1.	References to clause 3.1 in clauses 3.5 and 3.6 of the Display License shall include clause 3.1A but references to clause 3.1 in other clauses of the Display License shall not include clause 3.1A.

3.2.	References to LEP Display Devices in clauses 3.5, 3.6, 3.7, 5.1, 6.3, 6.6, 9, 10.1, 13.6, 21.3 shall, in respect of either SEC or CDT as appropriate to reflect the grant of the license by CDT to SEC contained in this Agreement, be deemed to include[**].

4.	Grant of License

4.1.	Clause 3 of the Display License shall be amended by the addition of the following clause 3.1A:

“Effective from 1 December 2004, CDT hereby grants to SEC and any member of its Group, subject to the terms of this Agreement, a non-exclusive licence under its Background Technology and its consent in relation to Project Technology to manufacture, have manufactured, use, sell, offer to sell, import, lease or otherwise dispose of [**] (including, without limitation, incorporating them into an article containing a [**]) but not to manufacture, have manufactured, use, sell, offer to sell, import, lease or otherwise dispose of LEP, in any and all countries of the world or a lesser number thereof. This license shall not, however, extend to any Background Technology of CDT which is subject to prior obligations to a third party which prevent CDT from licensing, sub-licensing or otherwise making it available to SEC as the case may be. If CDT would have to pay royalties or any other form of consideration to a third party in connection with the rights granted to SEC under this clause 3.1A then, at the option of SEC, such rights shall either not be included in the license contained in this clause 3.1A or SEC shall reimburse CDT in respect of such royalties or consideration on a full indemnity basis.”

5.	Royalties

5.1.	Clause 6.1 of the Display License shall be amended by the addition of the following as clause 6.1(c):

“6.1(c) [**] royalties at the rate of [**]% of Net Sales Value (as defined below) of all [**] using any Background Technology of CDT which devices are sold, rented, leased or otherwise disposed of to a third party in any way by

SEC or any member of SEC’s Group whether as a distinct unit or as a component part of any Product.”

6.	Initial Fee

6.1.	In consideration of the license granted to it in this Addendum Agreement, SEC agrees to pay to CDT:

6.1.1.	a non-refundable lump-sum fee of [**] within 30 days of execution of this Agreement (“Initial Fee”); and

6.1.2.	without prejudice to SEC’s obligations in clause 6.1(a)(ii) of the Display License, a non-refundable lump-sum fee of an additional [**] within 30 days of [**].

7.	Termination of Joint Development Agreement

CDT and SEC agree that the objectives of the joint development agreement dated 9th June 1997 between them were accomplished to the satisfaction of both parties and that the agreement was terminated on 31 March 2001.

8.	Grant-Back

For the avoidance of doubt this Addendum Agreement does not grant to CDT any license or right to sub-license under SEC Background Technology to make, have made, market, offer to sell, sell or import [**].

9.	Duration and Termination

9.1.	Without prejudice to the provisions of clauses 15 and 16 of the Display License (in particular each party’s rights to terminate the Display License), this Addendum Agreement shall continue in full force and effect for the full term of the Display License including any extension thereto provided, however, that the parties hereby agree that SEC may terminate this Addendum on 60 days written notice to CDT whereon all amendments to the Display License contained in this Addendum Agreement shall be of no further effect. For the avoidance of doubt SEC shall have no right to the return of any amounts (including but not limited to the Initial Fee and the [**]) payable or owing to CDT prior to such termination. Notwithstanding such termination by SEC, the Display License shall continue in full force and effect in accordance with its terms.

9.2.	Notice to CDT under this clause 9.1 shall be given in accordance with clause 18 of the Display License.

10.	Governing Law

This Agreement shall be interpreted and construed in accordance with the laws of England and the parties agree to submit to the jurisdiction of the English courts.

For and on behalf of Cambridge Display Technology Limited

Signed:	/s/ David Fyfe

Name:	David Fyfe

Date: 8 November 2004

For and on behalf of Seiko Epson Corporation

Signed:	/s/ Shoichi Iino

Name:	Shoichi Iino

Date: 16 November 2004